Exhibit 99.1

ELDORADO RESORTS REPORTS FIRST QUARTER 2020 RESULTS

Reno, Nevada (May 11, 2020) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) today reported operating results for the first quarter ended March 31, 2020.

First Quarter 2020 and Recent Highlights:

•	Net revenue of $473.1 million, a decrease of 25.6% on a GAAP basis and a decrease of 17.5% on a same-store basis versus the comparable prior-year period

•	Operating loss of $123.2 million versus operating income of $123.6 million on a GAAP basis versus the comparable prior-year period; with a GAAP net loss of $175.6 million

•	Same-store Adjusted EBITDA of $102.5 million, a decrease of 33.0% versus the comparable prior-year period

•	Same-store Adjusted EBITDA margin declined 500 basis points versus the comparable prior-year period

•

Subsequent to quarter end, Eldorado entered into a definitive agreement to sell the Eldorado Shreveport Resort and Casino and MontBleu Resort Casino & Spa to Twin River Worldwide Holdings for $155 million in cash

Tom Reeg, Chief Executive Officer of Eldorado Resorts, commented, “Our first quarter operating performance through the end of February 2020 represented a very strong start to the year. For the first two months of 2020, revenues were up 6.6% and adjusted EBITDA was up 24.7%, driving strong margin growth of 390 basis points year over year. We were encouraged by the strength of the consumer and the pace of revenue growth for this two-month period. However, the strength in January and February was offset by COVID-19 related weakness due to the mandated closure of all our properties by March 18, 2020. As a result, Eldorado generated first quarter same-store net revenues of $473.1 million and EBITDA of $102.5 million, down 17.5% and 33.0% year over year, respectively.

“Our primary focus since the mandated closure of our properties has been the safety and well-being of our team members and guests. We responded quickly to reduce costs and preserve liquidity following the closures and ended the first quarter of 2020 with over $670 million of cash on the balance sheet after drawing $465 million on our revolver in March. Our full-time team members received four weeks of pay after operations were suspended and we will continue to pay team member health care benefits through June 30, 2020. Compensation for the executive team has been reduced as well.

“We remain actively engaged in satisfying the remaining steps to complete the Caesars transaction. Our teams also remain focused on the integration process and we remain excited about the long-term opportunity to create value for stakeholders of both companies.”

($ in thousands, except per share data)	Total Net Revenue

	Three Months Ended
	March 31,
	2020	2019	2019 Divestitures(1)	2019 Total(2)	Change
West	$105,490	$118,095	$—	$118,095	-10.7%
Midwest	60,793	96,787	24,328	72,459	-16.1%
South	97,052	132,714	—	132,714	-26.9%
East	108,056	166,233	38,236	127,997	-15.6%
Central	99,705	120,472	—	120,472	-17.2%
Corporate and Other	1,973	1,522	—	1,522	29.6%

Total Net Revenue	$473,069	$635,823	$62,564	$573,259	-17.5%

($ in thousands, except per share data)	Operating Income

	Three Months Ended
	March 31,
	2020	2019	2019 Divestitures(1)	2019 Total(2)	Change
West	$(97,457)	$10,801	$—	$10,801	-1002.3%
Midwest	(19,354)	27,833	6,525	21,308	-190.8%
South	(11,194)	27,515	—	27,515	-140.7%
East	11,016	27,161	2,719	24,442	-54.9%
Central	18,114	27,070	—	27,070	-33.1%
Corporate and Other	(24,305)	3,224	—	3,224	-853.9%

Total Operating Income	$(123,180)	$123,604	$9,244	$114,360	-207.7%

($ in thousands, except per share data)	Adjusted EBITDA

	Three Months Ended
	March 31,
	2020	2019	2019 Divestitures(1)	2019 Total(2)	Change
West	$19,625	$24,043	$—	$24,043	-18.4%
Midwest	21,787	36,324	8,722	27,602	-21.1%
South	17,704	38,671	—	38,671	-54.2%
East	22,285	39,504	4,833	34,671	-35.7%
Central	29,897	38,323	—	38,323	-22.0%
Corporate and Other	(8,751)	(10,213)	—	(10,213)	-14.3%

Total Adjusted EBITDA(3)	$102,547	$166,652	$13,555	$153,097	-33.0%

Net (Loss) Income	$(175,638)	$38,229

Basic EPS	$(2.25)	$0.49

Diluted EPS	$(2.25)	$0.49

(1)

Figures are for Presque for the period beginning January 1, 2019 and ending January 11, 2019, Nemacolin for the period beginning January 1, 2019 and ending March 8, 2019, and Mountaineer, Cape Girardeau and Caruthersville for the three months ended March 31, 2019.

(2)

Total figures for the three months ended March 31, 2019 exclude the results of operations for Presque for the period beginning January 1, 2019 and ending January 11, 2019, Nemacolin for the period beginning January 1, 2019 and ending March 8, 2019 and Mountaineer, Cape Girardeau and Caruthersville for the three months ended March 31, 2019. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.

(3)

Adjusted EBITDA is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to operating income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

Balance Sheet and Liquidity

As of March 31, 2020, Eldorado had $3.0 billion of debt outstanding. Total cash and cash equivalents were $671.7 million, excluding restricted cash.

“We have a very strong liquidity position which will allow us to weather the short-term weakness due to COVID-19 mandated closure of our properties. In addition, we continue to expect the announced $230 million sale of our Kansas City and Vicksburg properties to Twin River to close in the current quarter following receipt of customary regulatory approvals,” said Bret Yunker, Chief Financial Officer.

Summary of 2020 First Quarter Regional Results

Results for Presque Isle Downs and Nemacolin are excluded from results of operations for the first quarter of 2019. Results for Mountaineer, Cape Girardeau and Caruthersville have also been excluded from results of operations for the first quarter of 2019 as they were divested to Century Casinos in December 2019. This presentation is intended to provide insights on same-store results and does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that this additional financial information will be helpful to investors in comparing current results with results of prior periods.

West Region (THE ROW, Isle Casino Hotel Black Hawk, Lady Luck Casino Black Hawk, Tropicana Laughlin Hotel and Casino and MontBleu Casino Resort & Spa)

Net revenue for the West Region properties for the quarter ended March 31, 2020 declined 10.7% to $105.5 million compared to $118.1 million in the prior-year period. The segment reported an operating loss of $97.5 million versus operating income of $10.8 million in the prior-year quarter. West Region first quarter Adjusted EBITDA decreased 18.4% to $19.6 million and the Adjusted EBITDA margin decreased approximately 175 basis points to 18.6%.

Midwest Region (Isle Casino Waterloo, Isle Casino Bettendorf, Isle of Capri Casino Boonville, and Isle of Capri Casino Kansas City)

Net revenue for the Midwest Region properties for the quarter ended March 31, 2020 decreased 16.1% to $60.8 million compared to $72.5 million in the prior-year period. The segment reported an operating loss of $19.4 million versus operating income of $21.3 million in the prior-year quarter. Adjusted EBITDA declined 21.1% to $21.8 million compared to $27.6 million in the prior year as the Adjusted EBITDA margin for the segment decreased approximately 225 basis points to 35.8%.

South Region (Isle Casino Racing Pompano Park, Eldorado Shreveport, Isle of Capri Casino Lula, Lady Luck Casino Vicksburg, Isle of Capri Lake Charles, Trop Casino Greenville and Belle of Baton Rouge Casino & Hotel)

Net revenue for the South Region properties for the quarter ended March 31, 2020 declined approximately 26.9% to $97.1 million compared to $132.7 million in the prior-year period while the segment reported an operating loss of $11.2 million versus operating income of $27.5 million in the prior-year quarter. South Region 2020 first quarter Adjusted EBITDA declined to $17.7 million versus $38.7 million in the year-ago period. The region’s Adjusted EBITDA margin declined approximately 1,100 basis points to 18.2%.

East Region (Eldorado Scioto Downs Racino and Tropicana Casino and Resort, Atlantic City)

Net revenue for the East Region properties for the quarter ended March 31, 2020 declined approximately 15.6% to $108.1 million compared to $128.0 million in the prior-year period and operating income decreased to $11.0 million from $24.4 million in the prior-year period. East Region 2020 first quarter Adjusted EBITDA declined 35.7% to $22.3 million compared to Adjusted EBITDA of $34.7 million in the prior-year period as the Adjusted EBITDA margin declined approximately 650 basis points to 20.6%.

Central Region (Grand Victoria Casino, Tropicana Evansville and Lumière Place)

Net revenue for the Central Region for the quarter ended March 31, 2020 decreased approximately 17.2% to $99.7 million compared to $120.5 million in the prior-year period while operating income decreased to $18.1 million from $27.1 million in the prior-year period. Central Region Adjusted EBITDA for the first quarter declined 22.0% to $29.9 million compared to Adjusted EBITDA of $38.3 million in the prior-year period as the Central Region’s Adjusted EBITDA margin decreased approximately 180 basis points to 30.0%.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA (defined below), a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. Management has historically used Adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a full understanding of our core operating results and as a means to evaluate period-to-period results. Adjusted EBITDA represents operating income (loss) before depreciation and amortization, stock-based compensation, impairment charges, transaction expenses, severance expense, selling costs associated with the divestitures of properties, equity in income (loss) of unconsolidated affiliates, (gain) loss on the sale or disposal of property and equipment, and (gain) loss related to divestitures. Adjusted EBITDA also excludes the expense associated with our Master Lease with GLPI as the transaction was accounted for as a financing obligation and the associated expense is included in interest expense. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States (“US GAAP”), is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, payments under our Master Lease and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

First Quarter Conference Call

Eldorado will host a conference call at 5:30PM ET today. Senior management will discuss the financial results and host a question and answer session. The dial-in number for the audio conference call is (323) 994-2131, conference ID 3918218 (domestic and international callers). Participants can also access a live webcast of the call through the “Events & Presentations” section of Eldorado’s website at http://www.eldoradoresorts.com/ and a replay of the webcast will be archived on the site for 90 days following the live event.

About Eldorado Resorts, Inc.

Eldorado Resorts is a leading casino entertainment company that owns and operates twenty-three properties in eleven states, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, New Jersey, and Ohio. In aggregate, Eldorado’s properties feature approximately 23,900 slot machines, VLTs and e-tables and approximately 660 table games, and over 11,300 hotel rooms. For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements regarding the impact of the COVID-19 pandemic on the Company and its financial position; expected benefits of a potential combination of Eldorado and Caesars; expectations about future business plans, prospective performance and opportunities; and the expected timing of the completion of the Company’s pending transactions, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There is no assurance that the proposed transactions will be consummated and there are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements made herein. Such risks, uncertainties and other important factors include, but are not limited to: (a) the extent and duration of the impact of the global COVID-19 pandemic on the Company’s business, financial results and liquidity; (b) the duration of closure of the Company’s properties, which we cannot predict at this time; (c) the impact and cost of new operating procedures expected to be implemented upon re-opening of the Company’s casinos; (d) the impact of actions the Company has undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic; (e) the impact of the COVID-19 pandemic and resulting unemployment and changes in general economic conditions on discretionary consumer spending and customer demand; (f) the possibility that the anticipated benefits of the proposed transaction with Caesars, including cost savings and expected synergies, are not realized when expected or at all; (g) the possibility that the proposed transactions with Caesars and Twin River do not close when expected, on the terms previously described or at all because required regulatory or other approvals are not received, other conditions to the consummation thereof are not satisfied on a timely basis or the Company is required to take action to satisfy conditions imposed in connection with required regulatory approvals; (h) the risk that the financing required to fund the proposed transaction with Caesars and related transactions is not obtained on the terms anticipated or at all; (i) potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transactions and actions undertaken to mitigate the impact of the COVID-19 pandemic; (j) uncertainties in the global economy and credit markets, including as a result of the COVID-19 pandemic, and the potential impact on the Company’s ability to finance the proposed transaction; (k) the possibility that the proposed transaction may be more expensive to complete than expected, including as a result of delays arising as a result of the COVID-19 pandemic or other unexpected factors or events; (l) diversion of management’s attention from ongoing business operations and opportunities; (m) risks associated with increased leverage from the proposed transaction with Caesars; (n) competitive responses to the proposed transaction; (o) the impact of provisions of the merger agreement with Caesars limiting the operation of our business prior to the closing of proposed transaction with Caesars; and (p) other risks and uncertainties described in our reports on Form 10-K, Form 10-Q and Form 8-K.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:

Brian Agnew	Joseph N. Jaffoni, Richard Land
Eldorado Resorts	JCIR
775/328-0112	212/835-8500
investorrelations@eldoradoresorts.com	eri@jcir.com

- Tables follow -

ELDORADO RESORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
REVENUES:
Casino and pari-mutuel commissions	$339,749	$470,686
Food and beverage	56,246	75,281
Hotel	48,376	64,784
Other	28,698	25,072

Net revenues	473,069	635,823

EXPENSES:
Casino and pari-mutuel commissions	159,156	210,306
Food and beverage	53,255	60,385
Hotel	22,268	23,650
Other	9,181	11,249
Marketing and promotions	24,953	32,301
General and administrative	91,675	119,888
Corporate	16,482	16,754
Impairment charges	160,758	958
Depreciation and amortization	50,433	57,757

Total operating expenses	588,161	533,248
Gain on sale or disposal of property and equipment	1,458	22,318
Transaction expenses	(9,294)	(1,894)
(Loss) income from unconsolidated affiliates	(252)	605

Operating (loss) income	(123,180)	123,604

OTHER EXPENSE:
Interest expense, net	(66,464)	(73,510)
Loss on extinguishment of debt	(158)	—
Unrealized loss on investments and marketable securities	(23,008)	(1,460)

Total other expense	(89,630)	(74,970)

(Loss) income before income taxes	(212,810)	48,634
Benefit (provision) for income taxes	37,172	(10,405)

Net (loss) income	$(175,638)	$38,229

Net (loss) income per share of common stock:
Basic	$(2.25)	$0.49

Diluted	$(2.25)	$0.49

Weighted average basic shares outstanding	77,954,038	77,567,147

Weighted average diluted shares outstanding	77,954,038	78,589,110

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

	Three Months Ended March 31, 2020
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses (1)	Other (2)	Adjusted EBITDA
West	$(97,457)	$13,938	$—	$—	$103,144	$19,625
Midwest	(19,354)	4,522	2	—	36,617	21,787
South	(11,194)	7,120	2	—	21,776	17,704
East	11,016	11,241	—	—	28	22,285
Central	18,114	11,763	—	—	20	29,897
Corporate and Other	(24,305)	1,849	5,738	9,294	(1,327)	(8,751)

Total	$(123,180)	$50,433	$5,742	$9,294	$160,258	$102,547

	Three Months Ended March 31, 2019
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses (1)	Other (5)	Adjusted EBITDA
Including Divestitures:
West	$10,801	$13,143	$—	$—	$99	$24,043
Midwest	27,833	8,421	15	—	55	36,324
South	27,515	11,015	9	—	132	38,671
East	27,161	12,149	7	—	187	39,504
Central	27,070	11,210	—	—	43	38,323
Corporate and Other	3,224	1,819	4,917	1,894	(22,067)	(10,213)

Total	$123,604	$57,757	$4,948	$1,894	$(21,551)	$166,652

Divestitures:
Midwest	$6,525	$2,190	$7	$—	$—	$8,722
East	2,719	2,027	7	—	80	4,833

Total Divestitures (3)	$9,244	$4,217	$14	$—	$80	$13,555

Excluding Divestitures:
West	$10,801	$13,143	$—	$—	$99	$24,043
Midwest	21,308	6,231	8	—	55	27,602
South	27,515	11,015	9	—	132	38,671
East	24,442	10,122	—	—	107	34,671
Central	27,070	11,210	—	—	43	38,323
Corporate and Other	3,224	1,819	4,917	1,894	(22,067)	(10,213)

Total Excluding Divestitures (4)	$114,360	$53,540	$4,934	$1,894	$(21,631)	$153,097

(1)

Transaction expenses primarily represent costs related to the pending acquisition of Caesars for the three months ended March 31, 2020, and costs related to the acquisitions of Elgin and Tropicana for the three months ended March 31, 2019.

(2)

Other, for the three months ended March 31, 2020, is comprised of severance expense, (gain) loss on the sale or disposal of property and equipment, equity in income (loss) of unconsolidated affiliate, impairment charges, and selling costs associated with the pending divestitures of Kansas City, Vicksburg, Shreveport, and MontBleu.

(3)

Figures are for Presque for the period beginning January 1, 2019 and ending January 11, 2019, Nemacolin for the period beginning January 1, 2019 and ending March 8, 2019 and Mountaineer, Cape Girardeau and Caruthersville for the three months ended March 31, 2019.

(4)

Total figures for the three months ended March 31, 2019 exclude the results of operations for Presque for the period beginning January 1, 2019 and ending January 11, 2019, Nemacolin for the period beginning January 1, 2019 and ending March 8, 2019 and Mountaineer, Cape Girardeau and Caruthersville for the three months ended March 31, 2019. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.

(5)

Other for the three months ended March 31, 2019 is comprised of severance expense, (gain) loss related to divestitures, (gain) loss on the sale of disposal of property and equipment, equity in income (loss) of an unconsolidated affiliate, impairment charges, and selling costs associated with the divestiture of Presque and Nemacolin.